UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                           Nextest Systems Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    653339101
                                 (CUSIP Number)


                                October 26, 2006
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)
          [X]  Rule 13d-1(c)
          [ ]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                          ------------------
CUSIP No. 653339101                    13G                    Page 2 of 11 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Marshall Wace LLP
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY


---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
NUMBER OF                    ------ --------------------------------------------
SHARES                           6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                            900,000
EACH                         ------ --------------------------------------------
REPORTING                        7  SOLE DISPOSITIVE POWER
PERSON
WITH                                0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    900,000
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          900,000
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.1%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          PN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------                                          ------------------
CUSIP No. 653339101                    13G                    Page 3 of 11 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           The Eureka Interactive Fund Limited
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY


---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
NUMBER OF                    ------ --------------------------------------------
SHARES                           6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                            900,000
EACH                         ------ --------------------------------------------
REPORTING                        7  SOLE DISPOSITIVE POWER
PERSON
WITH                                0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    900,000
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          900,000
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.1%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          OO
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------                                          ------------------
CUSIP No. 653339101                    13G                    Page 4 of 11 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Ian Wace
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY


---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
NUMBER OF                    ------ --------------------------------------------
SHARES                           6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                            900,000
EACH                         ------ --------------------------------------------
REPORTING                        7  SOLE DISPOSITIVE POWER
PERSON
WITH                                0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    900,000
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          900,000
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.1%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------                                          ------------------
CUSIP No. 653339101                    13G                    Page 5 of 11 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Mark Hawtin
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY


---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                    0
NUMBER OF                    ------ --------------------------------------------
SHARES                           6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                            900,000
EACH                         ------ --------------------------------------------
REPORTING                        7  SOLE DISPOSITIVE POWER
PERSON
WITH                                0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    900,000
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          900,000
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.1%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

The name of the issuer is Nextest Systems Corporation, a Delaware corporation (the "Company").

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

The Company's principal executive office is located at 1901 Monterey Rd., San Jose, California 95112.

Items 2(a)          Name of Person Filing:
                    ---------------------

This Schedule 13G is filed by:

     (i) Marshall Wace LLP, a limited liability partnership incorporated in England (the "Investment Manager"), which serves as investment manager or adviser to a variety of hedge funds and managed accounts, including The Eureka Interactive Fund Limited;

     (ii) The Eureka Interactive Fund Limited, an exempted company incorporated with limited liability in the Cayman Islands, which operates as an open-ended investment fund (the "Fund") that owns the shares of Common Stock (as defined in Item 2(d)) (the "Securities");

     (v) Mr. Ian Wace ("Mr. Wace"), who is a co-founder and equity owner of the Investment Manager and who is responsible for the investment decisions of the Investment Manager with respect to the Securities; and

     (vi) Mr. Mark Hawtin ("Mr. Hawtin"), who is an equity owner of the Investment Manager and who is responsible for the investment decisions of the Investment Manager with respect to the Securities.

The Investment Manager, Fund and Messrs. Wace and Hawtin are hereinafter sometimes collectively referred to as the "Reporting Persons."

Item 2(b)           Address of Principal Business Office:
                    ------------------------------------

The address of the principal business office of each of the Reporting Persons is The Adelphi, 13th Floor, 1/11 John Adam Street London, England WC2N 6HT.

Item 2(c)           Citizenship:
                    -----------

The Fund is an exempted company incorporated with limited liability in the Cayman Islands. The Investment Manager is incorporated in England. Messrs. Wace and Hawtin are British citizens.


                               Page 6 of 11 pages

Item 2(d)           Title of Class of Securities:
                    ----------------------------

Common Stock, $0.001 par value ("Common Stock").

Item 2(e)           CUSIP Number:
                    ------------

653339101

Item 3:             If this statement is filed pursuant to Rules 13d-1(b) or
                    --------------------------------------------------------
                    13d-2(b) or (c), check whether the person filing is a:
                    -----------------------------------------------------

          A.   [ ] Broker or dealer registered under Section 15 of the Act,
          B.   [ ] Bank as defined in Section 3(a)(6) of the Act,
          C.   [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
          D. [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
          E.   [ ] Investment Adviser in accordance with Rule 13d-1
                   (b)(1)(ii)(E),
          F. [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),
          G. [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
          H. [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
          I. [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
          J.   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4              Amount Beneficially Owned:
                    -------------------------

The beneficial ownership of Securities by the Reporting Persons, as of the date hereof, is as follows:

A.   The Eureka Interactive Fund Limited
     -----------------------------------

(a) Amount beneficially owned: 900,000 shares of Common Stock.
(b) Percent of class: 5.1%. The percentages used herein and elsewhere in this
Schedule 13G are calculated based upon a total of 17,513,178 shares of Common Stock issued and outstanding as of September 5, 2006 as reflected in the Company's Annual Report on Form 10-K filed on September 12, 2006.
(c) Number of shares as to which such person has:
          (i)    Sole power to vote or direct the vote: 0
          (ii)   Shared power to vote or direct the vote: 900,000
          (iii)  Sole power to dispose or direct the disposition: 0
          (iv)   Shared power to dispose or direct the disposition: 900,000


                               Page 7 of 11 pages

B.   Marshall Wace LLP
     -----------------
(a) Amount beneficially owned: 900,000
(b) Percent of class: 5.1%.
(c) Number of shares as to which such person has:
          (i)    Sole power to vote or direct the vote: 0
          (ii)   Shared power to vote or direct the vote: 900,000
          (iii)  Sole power to dispose or direct the disposition: 0
          (iv)   Shared power to dispose or direct the disposition: 900,000

C.   Ian Wace
     --------
(a) Amount beneficially owned: 900,000
(b) Percent of class: 5.1%.
(c) Number of shares as to which such person has:
          (i)    Sole power to vote or direct the vote: 0
          (ii)   Shared power to vote or direct the vote: 900,000
          (iii)  Sole power to dispose or direct the disposition: 0
          (iv)   Shared power to dispose or direct the disposition: 900,000

D.   Mark Hawtin
     -----------
(a) Amount beneficially owned: 900,000
(b) Percent of class: 5.1%.
(c) Number of shares as to which such person has:
          (i)    Sole power to vote or direct the vote: 0
          (ii)   Shared power to vote or direct the vote: 900,000
          (iii)  Sole power to dispose or direct the disposition: 0
          (iv)   Shared power to dispose or direct the disposition: 900,000

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, in excess of 5% of the total outstanding Common Stock.

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

Not Applicable


                               Page 8 of 11 pages

Item 8              Identification and Classification of Members
                    --------------------------------------------
                    of the Group:
                    ------------

Not Applicable


Item 9              Notice of Dissolution of Group:
                    ------------------------------

Not Applicable

Item 10             Certification:
                    -------------

Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 9 of 11 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  November 6, 2006


                                  THE EUREKA INTERACTIVE FUND LIMITED
                                  By:  Marshall Wace LLP, its Investment Manager


                                  By: /s/ Mark Hawtin
                                      ------------------------------------------
                                      Name:   Mark Hawtin
                                      Title:  Partner



                                  MARSHALL WACE LLP


                                  By: /s/ Mark Hawtin
                                      ------------------------------------------
                                      Name:   Mark Hawtin
                                      Title:  Partner



                                  /s/ Ian Wace
                                  ----------------------------------------------
                                  Ian Wace



                                  /s/ Mark Hawtin
                                  ----------------------------------------------
                                  Mark Hawtin



                         [SIGNATURE PAGE OF SCHEDULE 13G
                  WITH RESPECT TO NEXTEST SYSTEMS CORPORATION]

                                  Exhibit Index
                                  -------------


Exhibit 99.1: Joint Filing Agreement, dated November 6, 2006, by and between The Eureka Interactive Fund Limited, Marshall Wace LLP, Ian Wace and Mark Hawtin.